Exhibit 99.1

VICTORIA, British Columbia, APRIL 25, 2007 – Spectre Technology Corporation (the “Company”) http://www.globalpaynet.com is pleased to announce the following update on the Company:

On April 15, 2007, Spectre Technology Corporation (the “Company”) sold 7,980,000 shares of its common stock to Andorra Banc Agricol Reig, SA, a financial institution located in the Principality of Andorra in Europe, for an aggregate purchase price of $3,990,000 for a per share purchase price of $0.50.

The founder and Chairman of the Company, Alain Ghiai, was instrumental in organizing and delivering this transaction to a close.

About Spectre Technology Corporation

Spectre Technology Corporation ( www.globalpaynet.com ) has developed and currently markets a fully integrated software solution. Spectre facilitates credit card processing services for credit card based transactions of small to medium sized companies worldwide through its GlobalPayNET™ brand. The Company’s software solution functions as a gateway allowing clients to seamlessly process credit card transactions (purchases, sales and refunds) over the Internet.

Spectre’s GlobalPayNET™ is a credit card processing gateway that currently facilitates continuous online credit card transaction processing for merchants in the United States and Canada. The Company’s online e-Commerce merchant gateway operates under the name GlobalPayNET™ and can be found on the Internet under the Uniform Resource Locator (URL) of http://www.globalpaynet.com. Spectre’s gateway processing system is capable of processing credit card transactions for VISA, MasterCard and American Express, worldwide. GlobalPayNET™ is PCI/DSS compliant in accordance with the rules and regulations of all major credit cards. This ensures that Spectre’s GlobalPayNET™ real time electronic gateway processing is using the highest levels of security in encrypting data and is now certified by the Payment Card Industry’s Data Security Standard. GlobalPayNET™ is tested regularly to make sure it is in constant compliance with PCI regulations worldwide.

Contact:
Alain Ghiai
alain@globalpaynet.com
Spectre Technology Corporation
www.globalpaynet.com

Source: The Company